                                                                    EXHIBIT 11.1

                            McLEODUSA INCORPORATED

                     COMPUTATION OF LOSS PER COMMON SHARE
                 (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                 Three Months Ended            Nine Months Ended
                                                                   September 30,                 September 30,
                                                                ---------------------         --------------------
                                                                 2000           1999           2000          1999
                                                                ------         ------         ------        ------
Computation of weighted average number of
  common shares outstanding:
Common shares, Class A, outstanding at the
  beginning of the period (A)..............................      581.6         451.2          472.8           382.1
Common shares, Class B, outstanding at the
  beginning of the period (B)..............................        ---           ---            ---             ---
Weighted average number of shares issued
  during the period (A)....................................        1.7           6.8           74.5            52.8
                                                              --------       -------       --------        --------
Weighted average number of common shares...................      583.3         458.0          547.3           434.9
                                                              ========       =======       ========        ========

Net loss before extraordinary charge.......................   $ (127.7)      $ (58.4)      $ (311.9)       $ (167.3)

Extraordinary charge for early retirement of debt..........      (24.5)          ---          (24.5)            ---
                                                              --------       -------       --------        --------
Net loss...................................................     (152.2)        (58.4)        (336.4)         (167.3)

Preferred stock dividend...................................      (13.6)         (4.1)         (40.8)           (4.1)
                                                              --------       -------       --------        --------
Net loss applicable to common shares.......................   $ (165.8)      $ (62.5)      $ (377.2)       $ (171.4)
                                                              ========       =======       ========        ========
Loss per common share:

Loss before extraordinary charge...........................   $  (0.24)      $ (0.14)      $  (0.65)       $  (0.39)

Extraordinary charge.......................................      (0.04)          ---          (0.04)            ---
                                                              --------       -------       --------        --------

Loss per common share......................................   $  (0.28)      $ (0.14)      $  (0.69)       $  (0.39)
                                                              ========       =======       ========        ========

(A) All shares have been adjusted to give effect to the three-for-one stock split effected in the form of a stock dividend effective April 24, 2000.

(B) The Class B common stock, $.01 par value per share is convertible on a one-for-one basis at any time at the option of the holder into Class A common stock. As of September 30, 2000, all shares of Class B common stock have been converted into shares of Class A common stock.